Exhibit (h)(6)

OXFORD LANE CAPITAL CORP.

(a Maryland corporation)

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EQUITY DISTRIBUTION AGREEMENT

Lucid Capital Markets, LLC

570 Lexington Avenue, 40th Floor

New York, New York 10022

July 29, 2024

Ladenburg Thalmann & Co. Inc.

640 Fifth Avenue 4th Floor

New York, New York 10019

Ladies and Gentlemen:

This Amendment No. 2, dated July 29, 2024 (the “Amendment”), is to the Amended and Restated Equity Distribution Agreement, dated September 9, 2022, as amended by Amendment No. 1 dated as of November 15, 2023 (the “Equity Distribution Agreement”), by and among Oxford Lane Capital Corp., a Maryland corporation (the “Company”), Oxford Lane Management, LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”), Oxford Funds LLC, a limited liability company organized under the laws of Delaware (the “Administrator”) and Ladenburg Thalmann & Co. Inc. (“Ladenburg”).

WHEREAS, the Company, the Adviser, the Administrator and Ladenburg desire to amend the Equity Distribution Agreement to add Lucid Capital Markets, LLC (“Lucid”) as a party to the Equity Distribution Agreement and to make certain other changes to the Equity Distribution Agreement with effect on and after the date hereof.

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Equity Distribution Agreement and agree as follows:

Effective as of the date hereof, the first paragraph of the Equity Distribution Agreement is replaced in its entirety with the following:

“Oxford Lane Capital Corp., a Maryland Corporation (the “Company”), Oxford Lane Management, LLC, a limited liability company organized under the laws of the State of Connecticut (the “Adviser”), and Oxford Funds, LLC, a limited liability company organized under the laws of the State of Delaware (“Oxford Funds”), each confirms its agreement (this “Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Lucid Capital Markets, LLC (“Lucid” and, together with Ladenburg, the “Agents”), as set forth herein.”

Effective as of the date hereof, the first paragraph of Section 2 of the Equity Distribution Agreement is replaced in its entirety with the following:

“Each time that the Company wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify an Agent designated by the Company in its sole discretion (the “Designated Agent”) orally or by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued and sold (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (which minimum price shall not be less than the Company’s most recently determined net asset value per share) (a “Placement Notice”). The Placement Notice shall originate from any of the individuals from the Company set forth on Exhibit A and shall be addressed to one or more of the individuals from the Designated Agent set forth on Exhibit A, as such Exhibit A may be amended from time to time. Notwithstanding the foregoing, the Company shall have sole discretion to designate either Ladenburg or Lucid as a Designated Agent and nothing in this Agreement should be interpreted to require the Company to designate one or both of the Agents as a Designated Agent or to deliver a Placement Notice to one or both Agents.”

Effective as of the date hereof, Section 15 of the Equity Distribution Agreement is replaced in its entirety with the following:

“Notices. Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and sent (a) by telecopy to any person who has provided its telecopy number in its notice instructions, if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly send such paper copies to such holder. Notices to the Agents shall be directed to Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, New York, NY 10019; and Lucid Capital Markets, LLC, 570 Lexington Ave., New York, NY 10022, with a copy to Blank Rome LLP, 1271 Avenue of the Americas, New York, NY 10020; if sent to the Company, the Adviser or Oxford Funds, will be mailed, directed to or sent to them at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830, with a copy to Dechert LLP, 1900 K Street NW, Washington, DC 20006.”

Effective as of the date hereof, Section 18 of the Equity Distribution Agreement is replaced in its entirety with the following:

“Submission to Jurisdiction. Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in The City and County of New York or in the U.S. District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto. Each of the Company, the Adviser and Oxford Funds hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against an Agent or any indemnified party. Each of Ladenburg, Lucid, the Adviser, Oxford Funds and the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the Company, the Adviser and Oxford Funds agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Company, the Adviser and Oxford Funds and may be enforced in any other courts to the jurisdiction of which the Company, the Adviser or Oxford Funds is or may be subject, by suit upon such judgment.”

Effective as of the date hereof, Exhibit A to the Equity Distribution Agreement is amended to add the following authorized individuals of Lucid for placement notices and acceptance:

“Lucid Capital Markets, LLC

Name	E-mail

Ken Brush	kbrush@lucidcm.com
Jeffrey Caliva	jcaliva@lucidcm.com
Steven Kaplan	skaplan@lucidcm.com”

The Company, the Adviser, the Administrator, Ladenburg, and Lucid, by the execution of this Amendment, hereby consent to the amendments, modifications and supplements to the Equity Distribution Agreement contemplated herein.

Except as set forth above, no other amendments to the Equity Distribution Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Equity Distribution Agreement, including all exhibits thereto, unaffected by this Amendment shall remain in full force and effect.

Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Equity Distribution Agreement.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature page follows]

If the foregoing is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Adviser, the Administrator, Ladenburg and Lucid.

Very truly yours,

OXFORD LANE CAPITAL CORP.

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD LANE MANAGEMENT, LLC

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD FUNDS, LLC

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Managing Member

CONFIRMED AND ACCEPTED, as of

the date first above written:

LADENBURG THALMANN & CO. INC.

By:	/s/ Michael Gideon
Name:	Michael Gideon
Title:	Co-Chief Executive Officer

LUCID CAPITAL MARKETS, LLC.

By:	/s/ Jeff Caliva
Name:	Jeff Caliva
Title:	Managing Director

[Signature page to Amendment No. 2 to Equity Distribution Agreement]